Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
The St. Joe Company:
We consent to the use of our reports dated February 24, 2009, with respect to the consolidated balance sheets of The St. Joe Company and subsidiaries (the Company) as of December 31, 2008 and 2007, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flow for each of the years in the three-year period ended December 31, 2008 and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2008, incorporated herein by reference in this Registration Statement on Form S-8 of The St. Joe Company.
/s/ KPMG LLP
July 30, 2009
Jacksonville, Florida
Certified Public Accountants